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                                                       EXHIBIT 10.32 PAGE 1 OF 9

August 23, 1996


Mr. Greg Horn
Senior Vice President
General Nutrition, Inc.
921 Penn Avenue
Pittsburgh, PA  15222

Dear Greg:

Please find enclosed the revised proposal for the re-implementation of the BioNutritional Encyclopedia system. For your convenience, we have prepared this document in the following sections:

- Section 1 - Executive Overview - A brief narrative stating the goals and objectives of this project.

- Section 2 - Application Specification - including current system storyboards.

-   Section 3 - Implementation - Timelines and major GNC and AMI/PCI milestones.

-    Section 4 - Pricing Recap.

Several issues have been raised and are reflected in this document or addressed here. Those issues are:

- Change "Systems Management Server" to "appropriate network management server" - revised;

- Specify Surface Acoustic Wave (SAW) touchscreens for the BNE - AMI/PCI does this as a default. This approach to using best-of-breed technology is reflected in every design decision we make. The systems we have just installed for you contain SAW technology for the VitaPak and the BNE, the hardware in those systems as well the hardware selected for the BackOffice Servers and Order Fulfillment Systems substantially exceed the specifications in our original contract; and, you can be assured that all of our design decisions and recommendations will continue to reflect this approach. At the time that we enter into a contract for a roll-out, we will gladly specify SAW technology in the Hardware Specification for those systems.

Include operations documentation and knowledge transfer to GNC personnel - The proposal includes 120 man-hours of a Technical Writer's time to create the design document for this application. This document details the database architecture and


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                                                       EXHIBIT 10.32 PAGE 2 OF 9

assume maintenance of the application. This can be extended, on a time and materials basis, to include application maintenance, database maintenance, communications management, or on-site training for skills transfer at any time.

- HTML HyperText should be included in the base cost of the application - the base cost of the application includes an appropriate technical design for the existing BNE which does not have HyperText; therefore, the cost of providing this additional feature was not included in that bid. This is an option that we feel should be in the application because it greatly enhances the usability of the application.

-  Conversion to NT should be included in the base cost of the application -
   The application will run under NT today. The difference is that it is not a true 32-bit native NT application. There is no multimedia development tool available today which is a true NT application; however, AMI/PCI is migrating all development tools and BackOffice applications, including MediaMaster Professional, to this platform at our sole expense. The effort to port an existing application, such as the VitaPak or the BNE, to this new platform is expected to be minimal yet can only be quantified at the time that those tools exist. Today, you have our commitment to do that at the lowest cost possible.


Greg, we hope that the enclosed document meets with your approval. Please call us to discuss at your earliest convenience. Once we have reached agreement on a go forward plan, we will draw up the appropriate software schedule for this project, which will be governed by our current master agreement. Both AMI and PCI are once again looking forward to working with you and your staff to insure successful completion and implementation. Should questions arise, please feel free to call.

Sincerely,



/s/ Hans J. Kaemmlein                     /s/ Michael F. Cavotta
----------------------                    ---------------------------
Hans J. Kaemmlein                         Michael F. Cavotta
Advanced Media, Inc.                      Performance Concepts, Inc.

MS/MFC:wks

Enclosures



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                                                       EXHIBIT 10.32 PAGE 3 OF 9

                                    SECTION 1
                               EXECUTIVE OVERVIEW

Based upon your Request For Proposal and our subsequent meetings with GNC, AMI/PCI has reviewed the current implementation of the BioNutritional Encyclopedia software. AMI/PCI is pleased to present the following items for your consideration:

1. Re-authoring of the BNE to run on the 16 pilot VitaPak/BNE kiosks as well as the rollout systems. All systems operate in the Windows environment and have 17" monitors.

2. Modification of this re-authored application to run on GNC's existing I-386 & I-486 Free Information Systems which operate in DOS with a 14" monitor.

3. Provide a database update utility for the researchers to easily add and change the master database of information for the BNE system on a regular monthly basis. Note: The ability to distribute this database, and any additional updates, assumes that AMI, or GNC, implements an appropriate network management system which supports unattended software distribution. Any updates installed manually, either on-site or on-line remotely, would be performed by AMI/PCI personnel on a time and material basis.


It is our understanding that the following list represents the primary goals and objectives of the re-authoring of the BioNutritional Encyclopedia software:

-   The system response time to touches must be immediate.
      When a user touches a selection on the screen, an audible sound should be heard followed by immediate transfer to the next screen. This will give the users confidence in navigation and alleviate the confusion associated with the current system's slow response and skipping screens due to double touches.

-   The software should be database driven and remotely updatable.
      All of the information in the system which is subject to frequent changes and additions will be contained in a database format which will allow remote updating. This will make the system more responsive to change, allow for more frequent updates and be more cost-effective than the current system.

   The software should be written in a generally accepted and available language.
      To ensure long term viability of the product, the system will be programmed in Media Master Professional (the same language as the VitaPak software) and will run in the Windows 3.11 for Workgroups environment, which will be transferable to WindowsNT should this be desired for the rollout. This environment will


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                                                       EXHIBIT 10.32 PAGE 4 OF 9

      ensure the long-term viability of the application and the availability of alternate resources to maintain the system should that be necessary.

- The look and feel of the kiosk should remain "encyclopedia-like" in nature, but be interesting to use as well.
      More color will be introduced into the design, as well as additional artistic elements to make the system more interesting to use, but maintain its research-type information style. This will give GNC the "best of both worlds" -- an exciting and easy-to-use kiosk that still conforms to the research setting desired by the institute.

-   Text fonts used should be easy to read.
      Larger, bolder fonts, as well as a larger viewing area will be used to display information. This will enable the user to more easily read the research.

-   Access to information should be easily accomplished by the user.
      Access to information will be simplified so that the user doesn't get lost when trying to find information. This will create a more enjoyable and beneficial experience for the user, allowing him to access just the information he wants in a timely manner.

In addition to the goals and objectives outlined above, several other ideas were generated by AMI/PCI staff as options which you may wish to include in the re-implementation. These are costed separately in the pricing recap in Section
4. These include:

- Usage statistics could be tracked and made available on a regular basis for management review.
     Counts could be maintained for which symptoms, vitamins, minerals, research, etc. have been accessed by users. These counts could be made available to corporate on a weekly or monthly basis, at their discretion. This will allow management to analyze how the BNE is being used, what supplements are being viewed most often, and how much of the actual research is being viewed by the users.

- HTML HyperText links could be provided as an effective means to use the glossary.
     When the research is being viewed, all terms which are defined in the glossary section could be highlighted with a specific color indicating that more information is available. When a user touched a highlighted word, the glossary definition could "pop up" allowing instant access to the definition at the time when it is needed most. This could support a much expanded glossary from what currently exists if it is available from the institute.


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                                                       EXHIBIT 10.32 PAGE 5 OF 9

- Animation's and other creative tools could be added which would make the system even more engaging for the user.
      Picture the main menu with a book shelf containing several volumes. When a volume is chosen, the book "comes to life", rotates on the screen and opens up to the next screen with a page turn. The front-end loop could show a book with pages turning to reveal the questions and answers which are currently in the attract loop segment. Similar tasteful creative additions could be added if the creative time and resources are made available.
-   Question and Answer section could be more interesting and easier to use.
      By segregating the questions and answers into categories, the user could choose a particular subject he might be interested in, and then view all the questions and answers in that section. This would require an analysis of how many and what types of questions are currently in the system, and may require the compilation of additional questions from the institute to make this feasible.


In responding to GNC's wishes to accomplish these tasks as soon as possible, we are providing a timetable that is very aggressive and must rely on frequent and prompt communications between AMI, PCI and GNC management personnel to achieve. The timetable can be found in Section 3.

A summary cost table is provided in Section 4. Our software costs are based on the storyboards and detailed specifications contained herein. As mentioned previously, the optional software features are quoted separately for your consideration.


                                    SECTION 2
                            APPLICATION SPECIFICATION

FRONT END LOOP

The objective of the front end loop is to attract customers to touch the screen on the kiosk.

The front end sequence will be made up of a random series of questions, similar in nature to the current BNE implementation. Should you choose, some additional creative work could be done here to make it more entertaining, like turning the pages of a book to reveal the questions and answers.

Upon touching the screen, the user will be required to review the company logos and the text on the disclaimer screens similarly to the current implementation. The customer will then be handed off to the main menu.


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                                                       EXHIBIT 10.32 PAGE 6 OF 9

MAIN MENU

The objective of the Main Menu is to assist the user in navigating through the desired options. It should provide simple and straightforward choices to the user. We propose a screen with three books on a shelf entitled as follows:

1. [BioNutritional Encyclopedia] - This selection will lead the user to the "Search Screen" and allow access of all the research data by substance, body system or concern.

2. [Tell Me More About the Institute] - This option will move to the "Tell Me More Screen" and will allow the user to touch one of the six icons on the left (including the institute logo and five doctor's portraits). When selected, the appropriate bio text will appear in the scrolling window on the right.

3. [Questions and Answers] - This selection will move to the "General Information Screen" where the user can touch a question Optionally, these can be categorized for easier access for the user. Upon selecting a question, the appropriate text window would pop up. Once again, some animation in this section could be done to create more interesting effects.

These books could be animated to "come to life" when they are touched and could automatically turn the page to reveal the next screen. There is also a hidden option for GNC store personnel to access touchscreen recalibration, as well as future administrative functions as may be defined later.

NAVIGATIONAL BUTTONS

Each screen will contain the same navigational buttons. Buttons which are not active at any point will be shadowed. The buttons are as follows:

1.  [Help] - Assistance messages designed to aid the user in kiosk use.

2. [Bye] - This button would be pressed when a user is finished with the system.

3.  [Main Menu] - Would always return the user to the main menu.

4.  [Search] - Would take the user to the search menu.

5.  [Glossary] - Would allow the user to access the glossary directly.

6. [About the Institute] - Would lead to the "Tell Me More About the Institute" screen.

7.  [Questions & Answers] - Would access the question & answer section.



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                                                       EXHIBIT 10.32 PAGE 7 OF 9

BNE SEARCH SCREEN

This is the screen where all of the claims and research are viewed. Upon entering this section, the user could touch one of the following areas:

1. [Body Systems] - If the user touches [Body Systems] they are presented with a selection screen of the available body system options. A selection is made of a particular body system, at which time a Search Result screen displays all the search results ordered by color coding for all Dietary/Supplements. The user can then touch the Dietary/Supplements they wish to view research on. Upon choosing a Dietary/Supplements, a HTML document (Research Results) will display all of the claims related to that substance. A text sensitive hyper-link is established for any text that is bolded and underlined, and will display the glossary definitions.

2. [Dietary/Supplements] - If the user touches [Dietary/Supplements] they are presented with a selection screen of all the available Supplements. A selection is made of a particular Supplement, at which time a Search Result screen displays all the search results of Body Systems and Concerns related to that Supplement. The user can then touch either the Body System or Concern search result which will then display the Research Screen related to their selection. Upon making their selection, a HTML document (Research Results) will display all of the claims related to that Supplement and either Concern or Body System as selected by the user. A text sensitive hyper-link is established for any text that is bolded and underlined, and will display the glossary definitions

3. [Concerns] - If the user touches [Concerns] they are presented with a selection screen of the available concerns selections. A selection is made of a particular concern, at which time a Search Result screen displays all the search results ordered by color coding for all Dietary/Supplements. The user can then touch the substance they wish to view research on. Upon choosing a substance, a HTML document (Research Results) will display all of the claims related to that substance. A text sensitive hyper-link is established for any text that is bolded and underlined, and will display the glossary definitions for that text.

TELL ME MORE ABOUT THE INSTITUTE

This screen will show six icons (Institute logo and 5 doctors) which can be touched for more information. Upon touching an icon, the appropriate bio text will appear in a scrolling window.





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                                                       EXHIBIT 10.32 PAGE 8 OF 9

GENERAL INFORMATION - QUESTIONS & ANSWERS

Questions could be categorized for easier access and when a question is touched, the appropriate answer would be displayed in text form on a pop up window. This could optionally be provided in an animated fashion to make it more entertaining.

GLOSSARY

The glossary screen would display a keyboard allowing the user to type the first character of the word they are looking for. The text displayed in the scrolling window would indicate all the words that begin with the character entered. A text sensitive hyper-link is established for any text that is bolded and underlined, and will display the glossary definitions.


                                    SECTION 3
                                 IMPLEMENTATION

Please refer to the attached timelines for more detail on the individual implementation steps involved with this project. This timetable leaves little room for delay. We need to maintain an approval process consistent with that experienced during the VitaPak software project to ensure maintenance of this schedule.

PROJECT TEAM

Project teams have been selected for the re-implementation of the BioNutritional Encyclopedia project. The AMI/PCI members of this team will be assembled from the following areas:

Project Management - Wendy K. Sayer of PCI will perform Project Management responsibilities for the duration of the project. GNC's project manager to be determined.

Research & Development - the proposed database design, authoring tool enhancements and communications aspects of this project will require the experience of the combined AMI and PCI development teams. AMI's and PCI's staff will work closely on the database design aspects of the re-authoring. AMI's team will be primarily responsible for the authoring tool enhancements, communications aspects, and development of the Windows based application. PCI's team will be primarily responsible for modification for use in the DOS environment.






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                                                       EXHIBIT 10.32 PAGE 9 OF 9

Creative Services - AMI/PCI will assign personnel on a predetermined project resource plan that will provide graphic design and application authoring.

Customer Support - AMI/PCI personnel will be assigned to complete user documentation, training material and trouble shooting guides for your store personnel. AMI/PCI will provide ongoing customer support for both your internal support staff as well as store personnel. GNC will have full access to AMI/PCI's Help Desk located in Mentor, Ohio.


                                    SECTION 4
                                  PRICING RECAP

Re-Authoring BNE for rollout                                     $250,000.00

Modification to run on current machines                          $ 58,000.00

Database Utility for Researchers                                 $ 40,000.00

TOTAL                                                            $348,000.00

OPTIONAL FUNCTIONS

Usage Statistics w/ Corporate Analysis Function                  $ 27,500.00
     Estimate: Final depends on specification of reporting needs

HyperText Links to access glossary                               $ 25,000.00

Additional Creative Work including animation's                   $ 45,000.00

Question & Answers in categories                                 $  7,500.00



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